Exhibit 99.1

Global Medical REIT Announces First Quarter 2021 Financial Results

Raises $150 Million of Common Equity During the First Quarter

Completes $101 Million of Acquisitions Year to Date

Amends and Restates Credit Facility

Bethesda, MD – May 5, 2021 -- (BUSINESS WIRE) -- Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that owns and acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and groups with leading market share, today announced financial results for the three months ended March 31, 2021 and other data.

First Quarter and Other 2021 Highlights

•	Net income attributable to common stockholders was $1.8 million, or $0.03 per diluted share, as compared to $1.3 million, or $0.03 per diluted share, in the comparable prior year period.
•	Funds from Operations (“FFO”) of $0.23 per share and unit, as compared to $0.19 per share and unit in the comparable prior year period.
•	Adjusted Funds from Operations (“AFFO”) of $0.24 per share and unit, as compared to $0.20 per share and unit in the comparable prior year period.
•	Increased total revenue 26.3% year-over-year to $27.3 million, primarily driven by the Company’s acquisition activity.
•	Completed nine acquisitions to date in 2021, encompassing an aggregate of 308,048 leasable square feet, for an aggregate purchase price of $101 million at a weighted average cap rate of 7.4%. Included in these amounts are four acquisitions, encompassing an aggregate of 120,032 leasable square feet, for an aggregate purchase price of $42.8 million at a weighted average cap rate of 7.6% that were completed during the first quarter.
•	Generated approximately $150 million in gross proceeds from equity offerings.
•	On May 3, 2021, amended and restated credit facility to expand capacity, reduce credit spreads, convert to unsecured, and extend maturity.

Jeffrey M. Busch, Chairman, Chief Executive Officer and President stated, “We entered 2021 from a position of strength and during the first quarter we meaningfully improved our capital position and reduced our leverage. To date in 2021 we have completed $101 million of acquisitions at a 7.4% weighted average cap rate, and our portfolio remains a source of stability and strength with 99.1% occupancy and rent coverage in excess of four times. We are particularly pleased with the pace of completed acquisitions in 2021 as the market for high quality medical facilities has become increasingly competitive. With that said, we remain disciplined and are working diligently to continue to identify accretive opportunities that meet our targeted return requirements. With the widespread dissemination of COVID-19 vaccines in the U.S. and an improving economy, we look forward to continued growth, relying on our tested and resilient underwriting standards.”

Financial Results

Rental revenue for the first quarter of 2021 increased 26.9% year-over-year to $27.3 million, reflecting the growth in the Company’s portfolio.

Total expenses for the first quarter were $24.0 million, compared to $18.8 million for the comparable prior year period, primarily reflecting the growth in the Company’s property portfolio. Interest expense for the first quarter was $5.0 million, compared to $4.4 million for the comparable prior year period. This increase is primarily due to higher average borrowings during the quarter which helped fund our property acquisitions.

Net income attributable to common stockholders for the first quarter totaled $1.8 million, or $0.03 per diluted share, compared to $1.3 million, or $0.03 per diluted share, in the comparable prior year period.

The Company reported FFO of $0.23 per share and unit for the first quarter, as compared to $0.19 per share and unit in the comparable prior year period. AFFO was $0.24 per share and unit for the first quarter versus $0.20 per share and unit in the comparable prior year period.

Acquisitions Update

During the first quarter of 2021, the Company completed four acquisitions, encompassing an aggregate of 120,032 leasable square feet, for an aggregate purchase price of $42.8 million. The properties were purchased at a 7.6% weighted average cap rate.

Since April 1, 2021, the Company acquired five properties encompassing an aggregate of 188,016 leasable square feet for an aggregate purchase price of $58.2 million and a weighted average cap rate of 7.2%. Additionally, the Company has three properties under contract for an aggregate purchase price of $32.3 million. The properties are currently in the due diligence period and we can make no assurances that the acquisitions will occur on a timely basis if at all.

Portfolio Update

As of March 31, 2021, the Company’s portfolio was 99.1% occupied and comprised of 3.8 million leasable square feet with an annualized base rent of $91.4 million. The weighted average lease term for the Company’s portfolio was 7.9 years and features weighted average annual rental escalations of 2.1%. As of March 31, 2021, the Company’s portfolio Rent Coverage Ratio (as defined below) was 4.6 times.

Balance Sheet

On March 18, 2021, the Company closed an underwritten offering of 8.6 million shares of its common stock at a price of $13.30 per share, generating gross proceeds of $114.7 million. In addition, the Company raised $35.4 million through at-the-market equity issuances of 2.7 million shares of its common stock at a weighted average offering price of $13.07 per share. As a result of these equity issuances the Company reduced its leverage from 51.7% at December 31, 2020 to 41.1% at March 31, 2021.

At March 31, 2021, total debt outstanding, including outstanding borrowings on the credit facility and notes payable (both net of unamortized debt issuance costs), was $485.0 million. As of March 31, 2021, the Company’s debt carried a weighted average interest rate of 3.66% and a weighted average remaining term of 2.6 years.

As previously communicated, on May 3, 2021, the Company amended and restated its credit facility to, among other things, (i) increase the Company’s overall borrowing capacity by $150 million to $750 million, consisting of a $400 million revolver component and a $350 million term loan component, (ii) reduce its borrowing costs across its pricing grid, (iii) convert to an unsecured facility, and (iv) extend the initial maturity date of the revolver component of the facility to four years (with two, six-month extension options) and the maturity date of the term loan component to five years. The amended and restated credit facility also contains a $500 million accordion feature.

The Joint Lead Arrangers and Joint Book Runners for the amended and restated credit facility are JPMorgan Chase Bank, N.A., BMO Capital Markets Corp., Wells Fargo Securities, LLC, Citizens Bank, N.A., KeyBanc Capital Markets Inc. and Truist Securities, Inc. JPMorgan Chase Bank, N.A. serves as Administrative Agent, BMO Capital Markets Corp. and Wells Fargo Bank, N.A. serve as Syndication Agents, Citizens Bank, N.A., KeyBank National Association and Truist Bank serve as Documentation Agents and Huntington National Bank serves as Senior Managing Agent for the facility. Associated Bank, National Association and People’s United Bank, N.A. also participate in the credit facility.

After consideration for the amended and restated credit facility terms as well as acquisitions completed after quarter end, as of May 3, 2021, the Company’s borrowing capacity under the revolver was approximately $250 million. After closing, the Company’s weighted average interest rate is 2.96%, and the weighted average remaining term of the Company’s $553.2 million of total debt outstanding (net of unamortized debt issuance costs) is 4.9 years.

In addition, on May 4, 2021, the Company entered into forward starting interest rate swaps that will fix the LIBOR component on the term loan component of the credit facility through May 2026. Currently, the Company’s interest rate swaps fix the LIBOR component of the term loan at a rate of 1.91% through August 2023. Subsequently, from August 2023 to August 2024 the LIBOR component of the term loan rate will be fixed at 1.61%. Finally, from August 2024 to May 2026 the LIBOR component of the term loan rate will be fixed at 1.45%.

Dividends

On March 2, 2021, the Board of Directors declared a $0.205 per share cash dividend to common stockholders of record as of March 24, 2021, which was paid on April 8, 2021 representing the Company’s first quarter 2021 dividend payment to its common stockholders. The Board also declared a $0.46875 per share cash dividend to holders of record as of April 15, 2021 of its Series A Preferred Stock, which was paid on April 30, 2021. This dividend represented the Company’s quarterly dividend on its Series A Preferred Stock for the period from January 31, 2021 through April 29, 2021.

SUPPLEMENTAL INFORMATION

Details regarding these results can be found in the Company’s supplemental financial package available on the Investor Relations section of the Company’s website at http://investors.globalmedicalreit.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a live webcast and conference call on Thursday, May 6, 2021 at 9:00 a.m. Eastern Time. The webcast is located on the “Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

To Participate via Telephone:

Dial in at least five minutes prior to start time and reference Global Medical REIT Inc.

Domestic: 1-855-327-6837

International: 1-631-891-4304

Replay:

An audio replay of the conference call will be posted on the Company’s website.

ABOUT GLOBAL MEDICAL REIT

Global Medical REIT Inc. is net-lease medical office REIT that acquires purpose-built specialized healthcare facilities and leases those facilities to strong healthcare systems and physician groups with leading market share.

NON-GAAP FINANCIAL MEASURES

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the United States Securities and Exchange Commission (“SEC”). The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before non-controlling interests of holders of OP units and LTIP units, excluding gains (or losses) from sales of property and extraordinary items, less preferred stock dividends, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and above-market lease amortization expense), and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes real estate-related depreciation and amortization (other than amortization of deferred financing costs and above market lease amortization expense), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include: (a) recurring acquisition and disposition costs, (b) loss on the extinguishment of debt, (c) recurring straight line deferred rental revenue, (d) recurring stock-based compensation expense, (e) recurring amortization of above market leases, (f) recurring amortization of deferred financing costs, (g) recurring lease commissions, (h) management internalization costs and (i) other items.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. The Company’s FFO and AFFO computations may not be comparable to FFO and AFFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, that interpret the NAREIT definition differently than the Company does, or that compute FFO and AFFO in a different manner.

RENT COVERAGE RATIO

For purposes of calculating our portfolio weighted-average EBITDARM coverage ratio (“Rent Coverage Ratio”), we excluded credit-rated tenants or their subsidiaries for which financial statements were either not available or not sufficiently detailed. These ratios are based on latest available information only. Most tenant financial statements are unaudited and we have not independently verified any tenant financial information (audited or unaudited) and, therefore, we cannot assure you that such information is accurate or complete. Certain other tenants (approximately 9% of our portfolio) are excluded from the calculation due to (i) lack of available financial information or (ii) receipt of significant COVID-19 relief funds that may cause reported coverage to differ materially from underlying performance. Additionally, our Rent Coverage Ratio adds back physician distributions and compensation. Management believes all adjustments are reasonable and necessary.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, our tenants’ ability to pay rent to us, expected financial performance (including future cash flows associated with new tenants), future dividends or other financial items; any other statements concerning our plans, strategies, objectives and expectations for future operations, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Relations Contact:

Evelyn Infurna

Evelyn.Infurna@icrinc.com

203.682.8265

Global Medical REIT Inc.

Condensed Consolidated Balance Sheets

(unaudited, and in thousands, except par values)

.

	As of
	March 31, 2021	December 31, 2020
Assets
Investment in real estate:
Land	$133,040	$128,857
Building	883,901	851,427
Site improvements	15,669	15,183
Tenant improvements	50,596	49,204
Acquired lease intangible assets	103,269	98,234
	1,186,475	1,142,905
Less: accumulated depreciation and amortization	(105,779)	(94,462)
Investment in real estate, net	1,080,696	1,048,443
Cash and cash equivalents	5,304	5,507
Restricted cash	6,096	5,246
Tenant receivables, net	5,585	5,596
Due from related parties	229	103
Escrow deposits	5,163	4,817
Deferred assets	21,676	20,272
Derivative asset	136	—
Goodwill	5,903	5,903
Other assets	5,530	5,019
Total assets	$1,136,318	$1,100,906
Liabilities and Equity
Liabilities:
Credit Facility, net of unamortized debt issuance costs of $3,284 and $3,559 at March 31, 2021 and December 31, 2020, respectively	$420,216	$521,641
Notes payable, net of unamortized debt issuance costs of $772 and $835 at March 31, 2021 and December 31, 2020, respectively	64,810	64,937
Accounts payable and accrued expenses	7,230	7,279
Dividends payable	14,482	12,470
Security deposits	4,367	4,340
Derivative liability	14,603	18,086
Other liabilities	6,793	6,171
Acquired lease intangible liability, net	7,998	8,222
Total liabilities	540,499	643,146
Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 issued and outstanding at March 31, 2021 and December 31, 2020, respectively (liquidation preference of $77,625 at March 31, 2021 and December 31, 2020, respectively)	74,959	74,959
Common stock, $0.001 par value, 500,000 shares authorized; 60,794 shares and 49,461 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	61	49
Additional paid-in capital	648,949	504,789
Accumulated deficit	(127,480)	(116,773)
Accumulated other comprehensive loss	(14,588)	(18,219)
Total Global Medical REIT Inc. stockholders' equity	581,901	444,805
Noncontrolling interest	13,918	12,955
Total equity	595,819	457,760
Total liabilities and equity	$1,136,318	$1,100,906

Global Medical REIT Inc.

Condensed Consolidated Statements of Operations

(unaudited, and in thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020

Revenue
Rental revenue	$27,325	$21,533
Other income	24	116
Total revenue	27,349	21,649

Expenses
General and administrative	4,383	1,839
Operating expenses	3,687	2,303
Management fees – related party	-	2,002
Depreciation expense	7,848	5,836
Amortization expense	3,005	1,921
Interest expense	5,037	4,378
Management internalization expense	-	504
Preacquisition fees	66	49
Total expenses	24,026	18,832

Net income	$3,323	$2,817
Less: Preferred stock dividends	(1,455)	(1,455)
Less: Net income attributable to noncontrolling interest	(112)	(107)
Net income attributable to common stockholders	$1,756	$1,255

Net income attributable to common stockholders per share – basic and diluted	$0.03	$0.03

Weighted average shares outstanding – basic and diluted	52,671	44,182

Global Medical REIT Inc.

Reconciliation of Net Income to FFO and AFFO

(unaudited, and in thousands, except per share and unit amounts)

	Three Months Ended March 31,
	2021	2020

Net income	$3,323	$2,817
Less: Preferred stock dividends	(1,455)	(1,455)
Depreciation and amortization expense	10,826	7,757
FFO	$12,694	$9,119
Amortization of above market leases, net	60	247
Straight line deferred rental revenue	(1,404)	(1,557)
Stock-based compensation expense	1,715	922
Amortization of deferred financing costs and other	425	315
Management internalization expense	-	504
Preacquisition fees	66	49
AFFO	$13,556	$9,599

Net income attributable to common stockholders per share – basic and diluted	$0.03	$0.03
FFO per share and unit	$0.23	$0.19
AFFO per share and unit	$0.24	$0.20

Weighted Average Shares and Units Outstanding – basic and diluted	56,317	47,874

Reconciliation of Weighted Average Shares and Units Outstanding:

Weighted Average Common Shares	52,671	44,182
Weighted Average OP Units	1,764	2,772
Weighted Average LTIP Units	1,882	920
Weighted Average Shares and Units Outstanding – basic and diluted	56,317	47,874